Exhibit 99.1

Douglas P. Wieten Steps Down as Bioanalytical Systems, Inc. CFO
Friday October 31, 10:55 am ET

WEST LAFAYETTE, Ind. — (BUSINESS WIRE) — Oct. 31, 2003 — Bioanalytical Systems, Inc. (Nasdaq:BASI — News) today announced that Douglas P. Wieten is leaving his position as Chief Financial Officer and Treasurer of BASi to pursue other opportunities effective October 31, 2003. The Company has named Michael P. Silvon, Vice President, Planning and Development as interim CFO and will promptly begin a search for a permanent CFO.

Headquartered in West Lafayette, Indiana BASi provides contract development services and research equipment to pharmaceutical, medical device and biotechnology companies. These companies use BASi’s services and equipment to improve the speed and efficiency of preclinical, clinical and analytical development of their products. Scientists engaged in drug metabolism studies, pharmacokinetics and basic neuroscience research at pharmaceutical research organizations are BASi’s principal clients. BASi’s services group provides screening and pharmacological testing, preclinical/safety testing, formulation development, regulatory compliance and quality control testing.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
     Bioanalytical Systems, Inc.
     Michael P. Silvon, 765-497-5831
     silvon@bioanalytical.com